[LOGO]

                                                                    Exhibit 99.0

2 Quaker Road, P.O. Box 2900                     N E W S   R E L E A SE
Pomona, NY 10970
845-362-1100


CONTACT: Carol A. Cox, 845-348-6808 EMAIL:  ccox@barrlabs.com


Barr Reports Fiscal 2002 Earnings of $4.63 Per Share and Fourth Quarter Earnings of $0.98 Per Share Earnings For the Year Reflect Merger Charges and Other Items

Pomona, New York, August 14, 2002... Barr Laboratories, Inc. (NYSE-BRL) today reported net earnings of $210.3 million, or $4.63 per share on a fully diluted basis for fiscal 2002 ended June 30, 2002. This compares with net earnings of $62.6 million or $1.40 per share for the Comparable year. The results for the year reflected an after-tax charge of approximately $22.8 million related to merger costs associated with Barr's October 2001 merger with Duramed Pharmaceuticals, Inc.; an after-tax charge of approximately $640,000 related to acquired in-process R&D associated with its June 2002 acquisition of Enhance Pharmaceuticals, Inc.; and an after-tax benefit of approximately $1.7 million in other income related to a litigation settlement and the restructuring of the Trexall marketing agreement with Bristol Myers-Squibb Pharma. The net effect of these items was a net after-tax charge of approximately $21.7 million or approximately $0.48 per share. Total revenues for the fiscal year were approximately $1.19 billion, as compared to $593.2 million in the Comparable year.

For the fourth quarter, net earnings were $44.9 million or approximately $0.98 per share on a fully diluted basis, as compared to $19.7 million or $0.44 per share in the Comparable quarter. Results for the quarter reflected an after-tax benefit of approximately $1.2 million as a result of changes in estimates of previously recorded merger costs, an after-tax charge of approximately $640,000 related to acquired in-process R&D associated with the acquisition of Enhance and an after-tax benefit of approximately $400,000 in other income related to the termination of the Trexall marketing agreement. The net effect of these items was a net after-tax benefit of approximately $1.0 million or approximately $0.02 per share. Total revenues increased 27% to $209.4 million for the fourth quarter of fiscal 2002, compared to $164.7 million for the Comparable year.

In this press release, the use of the term "Comparable Quarter" and "Comparable Year" in relation to revenue, expense, earnings and earnings per share includes the results of Barr Laboratories, Inc. for the three and twelve months ended June 30, 2001, combined with the results of Duramed Pharmaceuticals, Inc. for the three and twelve months ended December 30, 2000. This presentation is in accordance with generally accepted accounting principles and pursuant to Regulation S-X of the Securities and Exchange Commission.

"The historic launch of generic Prozac, our merger with Duramed, the introduction of the first generic version of Adderall, the dramatic expansion of our female healthcare franchise, and our acquisition of Enhance Pharmaceuticals, were among the highlights of fiscal 2002," said Bruce L. Downey, Barr's Chairman and CEO. "In addition, we filed 18 new product applications and launched 12 new products, including four oral contraceptives. Fiscal 2002 was an extraordinary year for our Company and our shareholders."

Revenues

Product Sales

Product sales increased to approximately $1.17 billion in fiscal 2002, compared to $576.7 million in the Comparable year. For the fourth quarter product sales increased 29% to $208.2 million, compared to $161.4 million for the Comparable quarter.

Sales of Tamoxifen, the breast cancer treatment distributed by Barr, increased 14% for the year to $366.3 million in fiscal 2002, compared to $322.3 million in the Comparable year. As expected, in the fourth quarter Tamoxifen sales declined to approximately $59.8 million, compared to approximately $87.5 million in the Comparable quarter.

Fluoxetine, the generic equivalent of Eli Lilly's Prozac(R) anti-depressant that Barr introduced in August 2001, had sales of $367.5 million for the fiscal year. With the expiration of the Company's 180-days of generic exclusivity on the 20 mg capsules in January, competition increased dramatically and sales declined to less than $5 million in the fourth quarter as expected.

Excluding sales of Tamoxifen and generic Prozac, sales of other products increased 72% to approximately $437.5 million in fiscal 2002, compared to approximately $254.4 million in the Comparable year. This increase was driven primarily by the expansion of the Company's generic oral contraceptive franchise, higher sales for Barr's Cenestin(R) (Synthetic Conjugated Estrogens,
A) product and new product launches, including Barr's generic equivalent of Shire Richwood, Inc.'s Adderall(R) product.

Sales of Barr's generic oral contraceptive product line increased to $92.8 million for the year, and $40.3 million for the quarter, compared with $22.9 million and $7.2 million for the Comparable year and Comparable quarter, respectively. Contributing to these increases were higher sales of the Company's Apri(R) and Aviane(TM) products and initial sales from the Company's Kariva(TM) and Lessina(TM) oral contraceptive products that were launched in the fourth quarter. Sales of Cenestin, Barr's estrogen-only conjugated estrogen product, increased to $41.5 million for the year. For the fourth quarter, Cenestin product sales were approximately $11.7 million.

Development and Other Revenue

Development and other revenue was approximately $17.6 million for the year, and approximately $1.2 million for the fourth quarter of fiscal 2002. This compared to $16.5 million for the Comparable year, and $3.2 million for the Comparable quarter. Revenues for the quarter were primarily related to royalty income and reimbursable R&D costs associated with the urinary incontinence vaginal ring product currently in development and reimbursement from the Department of Defense for the Company's Adenovirus vaccine product currently in development. In addition, the decrease in development revenue for the quarter reflects the Company's classification of the final $5 million arising from the restructuring of its development contract with Bristol Myers-Squibb Pharma as Other Income.

Proceeds from Patent Challenge Settlement

Proceeds from patent challenge settlement related to Barr's challenge of Bayer's Cipro(R) antibacterial product totaled $32.0 million for the fiscal year, and $8.1 million for the fourth quarter.

Investment in R&D Tops $75 Million

Investment in new product research and development increased 31% for the fiscal year, to $75.7 million versus $57.6 million in the Comparable year. Research and development expenses for the fourth quarter were $22.1 million as compared to $14.0 million in the Comparable quarter. The increases for the year and for the quarter were primarily driven by increases in internal development costs, outside clinical studies and raw material purchases, and also include $1 million of in-process R&D expensed in the fourth quarter as part of the Enhance Pharmaceuticals acquisition.

During the fourth quarter, the Company filed six applications, received four product approvals and launched two oral contraceptive products, Kariva(TM) and Lessina(TM). Following the launch of the Company's Cryselle(TM) product in early July 2002, Barr's oral contraceptive product line now totals eight marketed products. "As a result of the dramatic expansion of our oral contraceptive product franchise, Barr recently became the third largest supplier of oral contraceptives in the U.S. in terms of total prescriptions, according to IMS Health," Downey added.

Selling, General and Administrative

SG&A expenses were $111.6 million for fiscal 2002, compared to $76.8 million in the Comparable year. SG&A expenses were $27.8 million for the fourth quarter, compared to $22.1 million in the Comparable quarter. Increases in SG&A expenses for the year and for the quarter were primarily driven by increased sales and marketing costs, legal costs and headcount costs in general administrative areas.

Merger Related Items

The $31.4 million pre-tax charge for the fiscal year was related to merger costs associated with the Company's merger with Duramed Pharmaceuticals in October 2001. The fiscal year total includes a $1.8 million pre-tax benefit recorded in the fourth quarter reflecting changes in estimates of previously recorded merger costs. Merger related costs include direct transaction costs such as investment banking, legal, accounting and other costs, costs associated with facility rationalization and severance costs.

Tax Rate

The effective tax rates for the year and for the quarter were 37.1% and 36.0%, respectively. The lower fourth quarter rate reflected a favorable mix in income among tax jurisdictions.

Business Development Ventures and Acquisitions

During the fourth quarter, Barr completed the acquisition of certain assets and liabilities of Enhance Pharmaceuticals, Inc. for approximately $46.3 million in cash. The acquisition gave Barr a proprietary, novel, vaginal ring delivery system that is intended to address a variety of female health issues and unmet medical needs. A product for urinary incontinence is currently being developed under an agreement with Schering AG. The product is expected to enter Phase III trials in calendar 2003.

Cash Flows

The Company's cash balance at June 30, 2002 was $331.3 million. Cash flows from Operations, totaling approximately $230.1 million, were driven by net income which more than offset the $46.3 million acquisition of certain assets and liabilities of Enhance Pharmaceuticals in June 2002, a $47.2 million investment in capital assets and a $32.5 million reduction of debt.

Conference Call/Webcast

Barr will host a conference call and webcast today at 9:00 AM Eastern Time. The dial-in-number to access the conference call in the United States is 888-428-4472 and 612-288-0337 Internationally. A replay of the conference call will be available from 12:30 PM Eastern Time on August 14 through 11:59 PM Eastern Time August 16, and can be accessed by dialing 800-475-6701 in the United States and 320-365-3844 Internationally and using the access code 648147.
To   access   the   live   Webcast,   simply   log   on   to
http://www.firstcallevents.com/service/ajwz364178287gf12.html at least 15 minutes before the call is to begin to register and download or install any necessary audio software.

Barr Laboratories, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Safe Harbor Statement: To the extent that any statements made in this release contain information that is not historical, these statements are essentially forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the timing and outcome of legal proceedings; the difficulty in predicting the timing of U.S. Food and Drug Administration ("FDA") approvals; the difficulty in predicting the timing and outcome of court decisions on patent challenges; the court and FDA's decisions on exclusivity periods; market and customer acceptance and demand for new pharmaceutical products; the ability to market proprietary products; the impact of competitive products and pricing; timing and success of product development and launch; availability of raw materials; the regulatory environment; fluctuations in operating results; and, other risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will,"

"believes," "may," "could" "estimates," "intends" and other words of similar meaning. Should known or unknown risks or uncertainties materialize, or should our assumptions prove inaccurate, actual results could vary materially from those anticipated. The Company undertakes no obligation to publicly update any forward-looking statements.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call site at http://www.prnewswire.com/corp/089750.html. Barr news releases and corporate information are also available on Barr's home page (www.barrlabs.com). Lessina(TM)is a trademark of Barr Laboratories, Inc. Aviane(TM), Kariva(TM)and Cryselle(TM)are trademarks of Duramed Pharmaceuticals, Inc. Cenestin(R)and Apri(R)are registered trademarks of Duramed Pharmaceuticals, Inc. Prozac(R)is a registered trademark of Eli Lilly. Adderall(R)is a registered trademark of Shire Richwood, Inc. Cipro(R)is a registered trademark of Bayer Corporation.]

(Table Follows)

                          Barr Laboratories, Inc. Selected Financial Data
                       (in thousands, except per share amounts) (unaudited)

                                                                  Three Months Ended                         Year Ended
                                                                       June 30,                               June 30,
                                                                2002             2001                  2002             2001
                                                            ---------------------------------      ---------------------------------
Revenues:
   Product sales                                                $  208,194      $   161,447           $ 1,171,358      $   576,656
   Development and other revenue                                     1,186            3,207                17,626           16,495
                                                           ---------------------------------      ---------------------------------
Total revenues                                                     209,380          164,654             1,188,984          593,151

Costs and expenses:
   Cost of sales                                                   106,283          104,864               676,323          391,109
   Selling, general and administrative                              27,824           22,074               111,639           76,821
   Research and development                                         22,089           14,003                75,697           57,617
   Merger-related costs                                            (1,846)                -                31,449                -
                                                           ---------------------------------      ---------------------------------

Earnings from operations                                            55,030           23,713               293,876           67,604

Proceeds from patent challenge settlement                            8,146            7,313                31,958           28,313
Interest income                                                      1,888            2,134                 7,824            9,423
Interest expense                                                       605            1,636                 3,530            7,195
Other income (expense)                                               5,637            (171)                 7,656            3,648
                                                           ---------------------------------      ---------------------------------

Earnings before income taxes and extraordinary loss                 70,096           31,353               337,784          101,793
Income tax expense                                                  25,230           11,368               125,405           38,714
                                                           ---------------------------------      ---------------------------------
Earnings before extraordinary loss                                  44,866           19,985               212,379           63,079

Extraordinary loss on early extinguishment of debt,
net of taxes                                                             -                -                   160                -
                                                           ---------------------------------      ---------------------------------

Net earnings                                                        44,866           19,985               212,219           63,079

Preferred stock dividends                                                -              124                   457              338
Deemed dividend on convertible preferred stock                           -              175                 1,493              175
                                                           ---------------------------------      ---------------------------------

Net earnings applicable to common shareholders                  $   44,866      $    19,686            $  210,269      $    62,566
                                                           =================================      =================================

Earnings per common share - assuming dilution:
Net earnings                                                     $     .98        $     .44             $    4.63       $     1.40
Weighted average shares - assuming dilution                         45,571           44,604                45,423           44,573

                                                               6/31/02         6/30/01
                                                           ---------------------------------
Cash & cash equivalents                                        $   331,257      $   222,343
Accounts receivable                                                103,168           85,811
Other receivables                                                   23,230           24,732
Inventory                                                          151,133          142,308
Accounts payable                                                   110,879          123,774
Working capital                                                    460,213          313,101
Total assets                                                       888,554          666,516
Total debt                                                          41,299           71,468
Shareholders' equity                                               666,532          416,777

                                                                 Year Ended June 30,
                                                                2002             2001
                                                           ---------------------------------
Cash flow provided by operations                               $   230,095      $    47,501
Capital expenditures                                                47,205           19,323
